EXHIBIT 99.1

August 21, 2013                                  FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL REPORTS RECORD
ASSETS UNDER ADMINISTRATION AND ASSETS UNDER MANAGEMENT IN JULY
ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $241 million were up 4.4 percent over last year's July but down slightly from the preceding month. Private Client Group securities fees and commissions were up in the U.S. but offset by a decrease in Canada. Although Equity Capital Markets securities fees and commissions were up for the month, they were offset by a larger decrease in Fixed Income, resulting in a modest decrease in the Capital Markets segment for this line item compared to the preceding month.

Client assets under administration achieved a new record of $418 billion, up 11.7 percent from last year's July and up 3.0 percent from the preceding month. Similarly, assets under management hit a new record of $55 billion, up 34.4 percent over last year's July and 5.3 percent over the previous month. Asset growth was the result of both an increase in the S&P 500 (4.95 percent) and net inflows in assets.

Equity Capital Markets had a lackluster July as both underwriting and M&A activity were muted. Fixed Income had improved trading results as July nearly made up for the June monthly loss. However, commission volumes continued to be challenged. August is showing improvement so far for both of our Capital Markets businesses.

Outstanding loans at Raymond James Bank were flat with the preceding month at $8.7 billion. Loan demand appears to be increasing, although we continue to be very selective.

Recent declines in the S&P 500 coupled with a traditional seasonal weakness in August may make the latter part of the current month challenging for certain of our businesses.

We continue to focus on growth initiatives and our cost structure. We believe our businesses are well positioned to compete in any economic environment.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,300 financial advisors serving approximately 2.5 million accounts in approximately 2,500 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $418 billion.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in realizing the projected benefits of the Morgan Keegan acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2012 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended June 30, 2013, March 31, 2013, and December 31, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

Raymond James Financial, Inc.
Operating Data

	July 2013		June 2013		July 2012
	(22 business days)		(20 business days)		(21 business days)

Total securities commissions and fees (1)	$241.5	mil.	$242.3	mil.	$231.4	mil.

Client assets under administration (2)	$418.0	bil.	$405.8	bil.	$374.4	bil.

Financial assets under management (3)	$55.0	bil.	$52.2	bil.	$40.9	bil.

Raymond James Bank total loans, net	$8.7	bil.	$8.7	bil.	$7.9	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) Includes assets held for institutional clients of approximately $19 billion and $18 billion for July 31, 2013 and June 30, 2013, respectively.
(3) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.